Prospectus Supplement	Filed pursuant to Rule 424(b)(3)
to Prospectus dated March 27, 2017	Registration Statement No. 333-216971

274,450,000 Shares

iShares® Silver Trust

The prospectus dated March 27, 2017 (the “Prospectus”) should be read together with this prospectus supplement.

Effective as of October 2, 2017, the administrator for the LBMA Silver Price (as defined in the Prospectus) will be changed from CME Group Inc. (“CME Group”) and Thomson Reuters Corporation (“Thomson Reuters”) to ICE Benchmark Administration Limited (“IBA”); accordingly, effective as of October 2, 2017, the LBMA Silver Price will be administered by IBA, and all references to CME Group and Thomson Reuters contained in the Prospectus should be deleted.

The date of this prospectus supplement is October 2, 2017.